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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934


                                               Commission File Number  000-29820


                         Argosy Education Group, Inc.
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             (Exact name of registrant as specified in its charter)


               Two First National Plaza, 20 South Clark Street,
                      Suite 2800, Chicago, Illinois 60603
                                (312) 899-9900
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                             Class A Common Stock
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           (Title of each class of securities covered by this Form)


                                     None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [x]       Rule 12h-3(b)(1)(i)          [x]
     Rule 12g-4(a)(1)(ii)    [_]       Rule 12h-3(b)(1)(ii)         [_]
     Rule 12g-4(a)(2)(i)     [_]       Rule 12h-3(b)(2)(i)          [_]
     Rule 12g-4(a)(2)(ii)    [_]       Rule 12h-3(b)(2)(ii)         [_]
                                       Rule 15d-6                   [_]

     Approximate number of holders of record as of the certification or notice date: One

     Pursuant to the requirements of the Securities Exchange Act of 1934, Argosy Education Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  December 21, 2001      By:    /s/ Charles T. Gradowski
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                              Name:  Charles T. Gradowski
                              Title: Chief Financial Officer